UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2005

SAFE TECHNOLOGIES INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-17746	22-2824492
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation or organization)	Number)	Identification Number)

2875 S. Ocean Blvd., Suite 104 PALM BEACH, FLORIDA	33480
(Address of principal executive offices)	(Zip Code)

561-832-2700

Registrant’s telephone number, including area code

Item 8.01.  Other Events

Because of a recent increase in the trading volume of our common stock, we believe it is necessary to disclose the status of our negotiations to acquire the oil and gas mineral rights to a 3,000+ acre parcel in the state of Wyoming.  We issued a Press Release today, which reads as follows:

Safe Technologies International, Inc. (OTC Bulletin Board: SFAD) today announced an agreement in principle for the company to acquire a 76% interest in the oil and gas mineral rights to a 3,000+ acre parcel in the state of Wyoming.

The parcel in which the interest is to be acquired is surrounded by working oil and gas wells, and the party from whom the interest is being acquired has already determined the location where the first oil well will be drilled on the parcel.  Drilling and transport issues are being negotiated.

Details of the acquisition agreement are being worked out, and the company expects to be in a position to sign a definitive agreement within one week.  According to the terms of the agreement in principle, Safe Technologies will acquire the interest for a combination of common and preferred stock.  This will require shareholder approval for an increase in the company’s authorized stock and the creation of one or more classes of preferred stock.

"We believe this is an excellent time to be in the oil and gas business, and look forward to having an opportunity to bring the oil and gas reserves into production. We’ve been searching long and hard for real opportunities to bring value to the company.  We believe that this acquisition gives us the opportunity to accomplish that." said Randi Swatt, acting Chief Executive Officer of Safe Technologies.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations. Given these factors, investor and analysts should not place undue reliance on forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFE TECHNOLOGIES INTERNATIONAL, INC.

By:	/s/ RANDI SWATT
Randi Swatt, acting Chief Executive Officer

Date:  May 20, 2005

3